T. ROWE PRICE DIVERSIFIED SMALL-CAP GROWTH FUND, INC.

ARTICLES OF AMENDMENT

  T. Rowe Price Diversified Small-Cap Growth Fund, Inc., a Maryland corporation, having its principal office in the City of Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

  FIRST:   The Charter of the Corporation is hereby amended to change the name of the Corporation from “T. Rowe Price Diversified Small-Cap Growth Fund, Inc.” to “T. Rowe Price Quantitative Management Funds, Inc.” As a result of this amendment, all references to “T. Rowe Price Diversified Small-Cap Growth Fund, Inc.” in the Charter are hereby changed to “T. Rowe Price Quantitative Management Funds, Inc.”

  SECOND: The amendment shall become effective on January 6, 2016.

  THIRD:  The amendment does not increase the authorized stock of the Corporation or the aggregate par value thereof, and does not change any terms and conditions set forth in the Charter.

  FOURTH:  The amendment has been approved by the Corporation’s Board of Directors and is limited to a change expressly permitted by Section 2-605(a) of the Maryland Code—Corporations and Associations Article. No approval by shareholders of the Corporation is required under applicable law.

 IN WITNESS WHEREOF, T. Rowe Price Diversified Small-Cap Growth Fund, Inc., has caused those present to be signed in its name and on its behalf by its Vice President, and witnessed by its Secretary, on December 10, 2015.

WITNESS:	T. ROWE PRICE DIVERSIFIED SMALL-CAP GROWTH FUND, INC.
/s/Patricia B. Lippert	/s/Darrell N. Braman
__________________________________ Patricia B. Lippert, Secretary	By:_________________________________ Darrell N. Braman, Vice President

  THE UNDERSIGNED, the Vice President of T. Rowe Price Diversified Small-Cap Growth Fund, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation and hereby certifies to the best of his knowledge, information and belief the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/Darrell N. Braman

__________________________________
Darrell N. Braman, Vice President

Agmts\ArtAmendDSG Corporation Name Change (QUANT).doc